REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into effective as of January 29, 2010, by and among Virgo-Sierra, LP (“Sierra”), Virgo-Redwood, LP (“Redwood”), Virgo-Willow, LP (“Willow”), Virgo-Magnolia, LP (“Magnolia,” and collectively with Sierra, Redwood and Willow, “Virgo”) and Palm Harbor Homes, Inc., a Florida corporation (the “Company”).

WHEREAS, the parties have entered into that certain Credit Agreement by and among the Company, Sierra, Redwood, Willow, Magnolia, and the other parties enumerated therein, dated effective as of January 29, 2010; and

WHEREAS, as partial consideration for Virgo entering into the Credit Agreement, the Company issued to each of Sierra, Redwood, Willow and Magnolia a Warrant to purchase Common Stock of the Company (the “Warrant”), pursuant to which such entities have the right to purchase, subject to adjustments, an aggregate of 1,296,634 shares (as adjusted from time to time, the “Warrant Shares”) of common stock of the Company (the “Common Stock”) and, in connection with the issuance of the Warrant, the Company and Virgo have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the aforesaid, the mutual promises hereinafter made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

ARTICLE I
Definitions

Section 1.1.     Definitions.  The following terms, as used herein, shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Advice” has the meaning set forth in Section 2.3.16.

“Affiliate” means, with respect to any specified entity, any other entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified entity.  For the purposes of this definition, “control” when used with respect to any specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of this definition, entity may include a corporation, partnership, limited partnership, limited liability company, association, joint stock company, trust or joint venture.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Commission” means the Securities and Exchange Commission or any other Federal agency from time to time administering the 1933 Act or the Exchange Act.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Common Stock Equivalent” means any securities of any Person convertible into or exchangeable or exercisable for Common Stock (whether at the option of such Person or of the holder of such securities), including the Warrant.

“Company” has the meaning set forth in the preamble to this Agreement.

“Demand Notice” has the meaning set forth in Section 2.2.1(a).

“Demand Registration” has the meaning set forth in Section 2.2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation, limited liability company, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or organization, including a government, a governmental body, a political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 2.1.1.

“Registration” has the meaning set forth in Section 2.3.

“Registrable Securities” means (x) any shares of Common Stock issued or issuable upon exercise of the Warrants, if any, and (y) any shares of Common Stock which may be issued or distributed or be issuable in respect of such shares of Common Stock by way of concession, stock dividend or stock split or other distribution, recapitalization or reclassification or similar transaction including any Common Stock issued under the Warrant, but with respect to such shares of Common Stock, only so long as such shares are “Restricted Securities”.  A share of Common Stock shall be deemed to be a “Restricted Security” until such time as such share (i) has been effectively registered under the 1933 Act pursuant to a registration statement with respect to the sale of such share and disposed of pursuant to such registration statement, (ii) has been distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act, (iii) has been otherwise transferred, new certificates for it not bearing a legend restricting further transfer having been delivered by the Company and may be publicly sold (without volume or manner of sale restrictions) without registration under the 1933 Act or any state securities or blue sky law then in force or (iv) has ceased to be outstanding.

“Request Notice” has the meaning set forth in Section 2.2.1(a).

“Shelf Registration Statement” means a registration statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the 1933 Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act (or any similar rule that may be adopted by the Commission) covering the Registrable Securities.

“Stop Order” has the meaning set forth in Section 2.2.3.

“Third Party” has the meaning set forth in Section 2.1.1.

“Third Party Registration” has the meaning set forth in Section 2.1.3.

“Virgo” has the meaning set forth in the preamble to this Agreement.

“Warrant(s)” has the meaning set forth in the recitals to this Agreement.

“Warrant Shares” has the meaning set forth in the recitals to this Agreement.

ARTICLE II
Registration and Related Rights

Section 2.1.           Company Registration.

2.1.1.      Right to Piggyback on Company Registration of Common Stock.  Subject to Section 2.1.3, if the Company proposes, on its own initiative or at the request of a party holding rights to demand registrations of the Common Stock other than under this Agreement (a “Third Party”) to register any Common Stock under the 1933 Act in connection with the offering of a primary issuance or, in the case of such Third Party, a secondary issuance, of such Common Stock on any form other than Form S-4 or Form S-8 or any form substituting therefor (except for a registration in connection with an exchange offer of securities solely to existing securityholders of the Company) and such proposal would result in the filing of a registration statement with the Commission in connection therewith at any time, the Company shall at such time promptly give Virgo, and any successor, assign or transferee of Virgo then owning Registrable Securities (collectively, the “Holders”) written notice of such determination no later than thirty (30) days prior to the proposed filing date (such proposed filing date to be specified by the Company in the written notice) of the registration statement to be prepared in connection with such proposed registration.  Any Holder wishing to register all or any portion of such Holder’s Registrable Securities pursuant to such proposed registration (a “Piggyback Registration”) must give written notice to the Company of its intent to participate in such proposed registration no later than fifteen (15) days after receipt of the notice delivered by the Company.  Subject to the allocations set forth in Section 2.1.3, upon receipt of such written request of any such Holder, the Company will use its reasonable best efforts to effect the registration under the 1933 Act of all Registrable Securities which the Company has been so requested to register by the Holders.    Any Holder holding Registrable Securities that has requested to be included in such registration may elect, in writing at least twenty (20) Business Days prior to the effective date of the registration statement filed in connection with such registration, not to register such Registrable Securities in such registration.

2.1.2.       Selection of Underwriters.  If the Company or, in the case of a Third Party Registration, such Third Party, in its sole discretion decides a Piggyback Registration shall be underwritten, the Company, or such Third Party, as the case may be, shall have sole discretion in the selection of any underwriter or underwriters to manage such Piggyback Registration.

2.1.3.       Priority on Piggyback Registrations.  If the managing underwriter or underwriters of a Piggyback Registration (or in the case of a Piggyback Registration not being underwritten, holders of a majority of the shares of Common Stock proposed to be registered) advise the Company in writing that in its or their opinion the number of shares of Common Stock proposed to be sold in such Piggyback Registration exceeds the number which can be sold, or would adversely affect the price at which the Common Stock could be sold in such offering, the Company will include in such Piggyback Registration only that number of shares of Common Stock which, in the opinion of such underwriter or underwriters (or in the case of a Piggyback Registration not being underwritten, holders of a majority of the shares of Common Stock proposed to be registered), can be sold in such offering without so affecting such price.  The shares of Common Stock to be included in such Piggyback Registration shall be apportioned (a) first, in the case of a primary issuance by the Company, to any shares of Common Stock that the Company proposes to sell, or in the case of a registration at the request of a Third Party, to any shares of Common Stock that such Third Party proposes to sell; and (b) second, pro rata among any shares of Common Stock proposed to be sold by any Holder, according to the total number of shares of Common Stock requested for inclusion by each Holder, or in such other proportions as shall be mutually agreed to among such selling Holders.

Section 2.2           Demand Registration Rights.

2.2.1.      Right to Demand Registration.

(a)           If, at any time one or more of the Holders holding Registrable Securities representing 2.0% or more in the aggregate of the then outstanding Common Stock (assuming conversion or exercise of all Common Stock Equivalents held by the Holders into Common Stock at the then conversion price or exercise price) submits a written request (a “Request Notice”) to the Company for registration with the Commission under and in accordance with the provisions of the 1933 Act of all or part of the Registrable Securities then owned by such Holder or Holders (a “Demand Registration”), the Company shall thereupon, as expeditiously as possible, use its reasonable best efforts to file a registration statement with the Commission and have the registration statement declared effective by the Commission and the number of Registrable Securities as to which such request is made shall represent not less than 2.0% of the then outstanding Common Stock and Common Stock Equivalents.  The Holders acknowledge that, within ten (10) days after receipt of such Request Notice, the Company will serve written notice of such registration request to all other Holders (the “Demand Notice”), and, subject to the pro rata allocations set forth in Section 2.2.4, the Company will include in such Demand Registration all such shares of Common Stock held by the Holders with respect to which the Company has received a written request for inclusion therein within twenty (20) days after the giving of the Demand Notice.  Any Demand Registration representing 4.5% or more in the aggregate of the then outstanding Common Stock (assuming conversion or exercise of all Common Stock Equivalents held by the Holders into Common Stock at the then conversion price or exercise price) shall, at the majority of the Holders’ option, be underwritten by one or more underwriters and shall be subject to Section 2.2.2 if such Demand Registration has not previously been designated an underwritten offering.

(b)           All Holders requesting registration of their Registrable Securities pursuant to this Section 2.2.1 shall specify the aggregate number of Registrable Securities proposed to be registered and the intended methods of disposition thereof.  The Holders shall collectively be entitled to request, three Demand Registrations (the last of which shall be a Shelf Registration Statement pursuant to Rule 415 under the 1933 Act to be effective for not less than 180 days) pursuant to which a registration statement covering Registrable Securities shall be filed with and declared effective by the Commission, the expenses of which shall be borne by the Company in accordance with Section 2.4, and no more than one Demand Registration may be requested by any Holder in any 12-month period.  If, following the effective date of any registration statement filed pursuant to a Demand Registration, any Holder whose Registrable Securities are to be included in such Demand Registration pursuant to this Section 2.2.1 elects, by giving written notice to the Company not later than thirty (30) days after such effective date, not to dispose of its Registrable Securities because of a material adverse change or event in the business, condition (financial or otherwise), or assets of the Company and its subsidiaries, taken as a whole, or because of a material adverse change or event with respect to the Company and its subsidiaries, taken as a whole, not disclosed in the final prospectus prepared in connection with such Demand Registration, then such Demand Registration shall not count as one of the three Demand Registrations permitted hereunder unless shares of Common Stock representing 1% or more of the then outstanding Common Stock, including Common Stock Equivalents, are sold pursuant to the registration statement prepared in connection with such Demand Registration within thirty (30) days of the effective date of such registration statement and prior to the occurrence of such material adverse change or event.

(c)           If at the time of any Request Notice (i) the Company is engaged in a registered public offering as to which the Holders had the right to include their Registrable Securities, whether as a Piggyback Registration or otherwise, (ii) the Company is engaged in any other activity outside of the ordinary course of business, such as a merger, consolidation, recapitalization or acquisition which, in the good faith judgment of the Board, would be materially and adversely affected by the requested registration or (iii) the Board makes a good faith determination that the public disclosures required to be made in the requested registration statement would have a material and adverse impact on the business, financial condition or prospects of the Company, the Company may at its option direct that such request be delayed for a period of not more than ninety (90) days, which right to delay may be exercised by the Company only one time in respect of each Demand Registration.

2.2.2.      Selection of Underwriters.    If a proposed Demand Registration involves either a firm or best efforts underwritten offering, the Company shall have the right, subject to approval by the Holders of a majority of the shares covered by the Request Notice (which approval shall not be unreasonably withheld or delayed), to select the underwriter or underwriters to manage such Demand Registration.

2.2.3.      Effective Registration Statement.    A registration requested pursuant to this Section 2.2 shall not be deemed to have been effected unless the registration statement prepared in connection therewith has become effective unless, within seventy-five (75) days after such registration statement has become effective (135 days in the case of the Shelf Registration Statement), the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court (collectively, a “Stop Order”), in which case such registration shall be deemed not to have been effected.  Notwithstanding the preceding sentence, if any such Stop Order is rescinded, the effective period shall continue upon such rescission and be extended by the number of days by which such Stop Order reduced the effective period.

2.2.4.      Priority on Demand Registrations.    If the managing underwriter or underwriters of a Demand Registration initiated under this Agreement advise the Company in writing that in its or their opinion the number of shares of Common Stock proposed to be sold in such Demand Registration exceeds the number which can be sold, or would adversely affect the price at which the Common Stock could be sold in such offering, the Company will include in such registration only that number of shares of Common Stock which, in the opinion of such underwriter or underwriters, can be sold in such offering without so affecting such price.  The shares of Common Stock to be included in such Demand Registration shall be apportioned (x) first, to shares of Common Stock held by Holders (pro rata as among such Holders based on the number of shares of Common Stock requested for inclusion by each Holder, or in such other proportions as shall be mutually agreed to among such selling Holders) who have made a request to be included in such Demand Registration, and (y) second, pro rata among any other shares of Common Stock proposed to be included in such Demand Registration, including any shares proposed to be sold by the Company pursuant to such Demand Registration.

2.2.5.      Additional Rights.  If the Company at any time after the date hereof grants to any other holders of Common Stock or Common Stock Equivalents any rights to request the Company to effect the registration under the 1933 Act of any such shares of Common Stock on terms more favorable to such holders than the terms set forth in this Agreement, the terms of this Agreement shall be deemed amended or supplemented to the extent necessary to provide the Holders with the same, more favorable terms.  The Company shall not grant any other Person rights to register securities of the Company on terms which are more favorable than the rights of the Holders pursuant to this Agreement.

Section 2.3            Registration Procedures.    It shall be a condition precedent to the obligations of the Company and any underwriter or underwriters to take any action pursuant to this Article II that the Holders requesting inclusion in any Piggyback Registration, Shelf Registration Statement or Demand Registration (collectively referred to as a “Registration”) furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and the other matters referred to in this Article II as the Company may reasonably request and as may be required in connection with any action to be taken by the Company or any such underwriter.  With respect to any Registration which includes Registrable Securities held by a Holder, the Company shall, subject to Sections 2.1 and 2.2;

2.3.1.      Prepare and file with the Commission a registration statement on the appropriate form prescribed by the Commission within ninety (90) days after the end of the period within which requests for registration may be given to the Company, file with the Commission any necessary amendments to the registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective.  At least five (5) Business Days prior to filing a registration statement and at least three (3) Business Days prior to the filing of a prospectus or any amendments or supplements to a registration statement or a prospectus, the Company shall furnish to the holders of the Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, copies of or drafts of all such documents proposed to be filed, which documents shall be subject to the reasonable review of such holders and underwriters, if any, and such persons shall have three (3) Business Days to provide any written comments to the registration statement or prospectus, as applicable.  If comments are not provided within such time period, the Company shall file any registration statement or amendment thereto or any prospectus or any supplement thereto.  Any comments timely submitted shall be considered by the Company.

2.3.2.      Prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of time as necessary to complete the offering, which period shall be not less than ninety (90) days (or 180 days in the case of the Shelf Registration Statement) (or such shorter period that shall terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn, but not prior to the expiration of the time period referred to in Section 4(3) of the 1933 Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act (or any successor rule); and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

2.3.3.      Furnish to each such Holder, without charge, at least one electronic or paper (if printed) conformed copy of the registration statement and any post-effective amendment thereto, upon request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any exhibits or documents incorporated by reference therein as any such Holder or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by any such Holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by any such Holder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto);

2.3.4.      Immediately notify each such Holder, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the occurrence of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the Holders (a reasonable number of such amended and supplemented prospectuses having been delivered to the Holders), such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

2.3.5.      Use its reasonable best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on each national securities exchange or market on which the Common Stock is then listed;

2.3.6.      Make every reasonable effort to obtain the withdrawal of any Stop Order suspending the effectiveness of the registration statement or other order suspending the use of any preliminary or final prospectus at the earliest possible moment;

2.3.7.      Subject to the time limitations specified in Section 2.3.2, if requested by the managing underwriter or underwriters or any such Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information with respect to the offering as the managing underwriter or underwriters or such Holder reasonably requests to be included therein, including, without limitation, with respect to the number of shares being sold by such Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

2.3.8.      Prior to the date on which the registration statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with such Holders, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as such Holders or managing underwriter or underwriters, if any, requests in writing, use its reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, however, the Company shall not be required to subject itself to service of process in any state in which it is not then subject to service of process;

2.3.9.      Enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions customarily taken by registrants, if any, as the Holders or the underwriters may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

2.3.10.    Obtain a “comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “comfort” letters as the Holders or the underwriters, if any, may reasonably request, dated the date of execution of the underwriting agreement, if applicable, and brought down to the closing under the underwriting agreement;

2.3.11.    Obtain for delivery to the Holders holding Registrable Securities covered by such registration statement and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the registration statement, or in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to a majority of the Holders and the underwriter or underwriters, if any, and their respective counsel;

2.3.12.    Make available for inspection by any Holder holding Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent public accountants to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

2.3.13.    Cooperate with such Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the Holders or the managing underwriter or underwriters, if any, may request; and

2.3.14.    Use its reasonable best efforts to cause the securities covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities.

2.3.15.    The Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3.4, shall forthwith discontinue disposition of the securities until the Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.3.4 or until they are advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Holder shall, or shall request the managing underwriter or underwriters, if any, to, deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such securities which is current at the time of receipt of such notice.  In the event that the Company gives any such notice, the time periods set forth in Section 2.3.4 shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3.4 or the Advice.

Section 2.4            Registration Expenses.  In the case of any Registration, the Company shall bear all of the costs and expenses of such Registration (including, without limitation, the expenses of preparing any registration statement, Commission and state “blue sky” filings, registration and qualification fees, the cost of providing any legal opinion or “comfort” letters requested by the Holders and printing costs) and reasonable legal fees or expenses of one counsel for the Holders (such counsel being subject to the reasonable approval of the Company).  The Company shall not be responsible for registration or qualification fees or underwriter’s discounts or commissions that are attributable to the Registrable Securities of a Holder.  In connection with any Registration, the Company shall be required to obtain independent outside counsel that is sophisticated in securities law matters and that is reasonably satisfactory to a majority of the Holders that have shares of Common Stock included in such Registration.  For purposes of this Agreement, Locke Lord Bissell & Liddell LLP shall be deemed to qualify as counsel for the Company.

Section 2.5            Indemnification and Contribution.

2.5.1.      Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, its officers, directors, advisors and agents and each Person who controls (within the meaning of the 1933 Act or the Exchange Act) such Person from and against all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Person is a party thereto) and expenses (including but not limited to reasonable cost of investigation and reasonable legal expenses) arising out of or based upon any untrue or allegedly untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus in which such Holder is participating or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by, based upon or contained in any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein.  The foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder from whom the Person asserting such loss, claim, damage or liability purchased shares of Common Stock if it is determined that it was the responsibility of such Holder to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured such loss, claim, damage or liability.  The Company shall also indemnify, if applicable and if requested, underwriters (as such term is defined in the 1933 Act), their officers and directors and each Person who controls such Persons (within the meaning of the 1933 Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders.

2.5.2.      Indemnification by the Holders.  In connection with any Registration in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits with respect to such Holder as the Company may reasonably request for use in connection with any registration statement or prospectus and the Holders agree to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act and the Exchange Act) the Company from and against any losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not the Company is a party thereto) and expenses (including reasonable cost of investigation and reasonable legal expense) arising out of or based upon any untrue statement of a material fact or any omission to state a material fact necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein.  The amount recoverable by the Company from the Holder under this indemnification provision together with any amounts recovered from the Holders under Section 3.7 hereof shall not exceed the amount of net proceeds received by all Holders from the sale of Registrable Securities in connection with any such Registration.  The indemnity agreement contained in this Section 2.5.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action arising pursuant to a Registration if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such seller.  Each Holder shall also indemnify, if applicable and if requested, underwriters (as such term is defined in the 1933 Act), their officers and directors and each Person who controls such Persons (within the meaning of the 1933 Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Company.

2.5.3.      Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (x) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (y) unless in a written legal opinion of counsel, such counsel advises that a conflict of interest may exist between such indemnified and indemnifying party, permit the indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party.  The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability hereunder with respect to the action to the extent that such failure materially prejudices the indemnifying party.  Whether or not such defense is assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld or delayed).  No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in a written legal opinion of counsel, such counsel advises a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

2.5.4.      Contribution.  If for any reason the indemnification provided for in the preceding Sections 2.5.1 and 2.5.2 is unavailable to an indemnified party as contemplated by the preceding Sections 2.5.1 and 2.5.2 for any reason, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. Notwithstanding the foregoing, if the indemnifying party is any Holder, any contribution pursuant to this Section 2.5.4 shall be several and not joint, and shall be limited to the amount of net proceeds received by such Holder from the sale of Registrable Securities in connection with the applicable Registration.

2.5.5.      Other Indemnification.  Indemnification similar to that set forth in the preceding subdivisions of this Section 2.5 (with appropriate modifications) shall be given by the Company with respect to any required registration or other qualification of securities under any Federal or state law or regulation or governmental authority other than the 1933 Act.

Section 2.6            Exchange Act Reports.  The Company agrees that it will use its reasonable best efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act to the extent the Company is required to file such reports.  Upon the reasonable request of Virgo, the Company will furnish Virgo with such information as may be necessary to enable Virgo to effect sales pursuant to Rule 144A.

Section 2.7            Restrictions on Public Sale by Holder of Securities.  To the extent not inconsistent with applicable law and requested by the managing underwriter or underwriters, any Holder whose Registrable Securities are included in a Registration relating in whole or in part to an underwritten public offering agrees not to effect any public sale or distribution of the issue being registered or any similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a public sale pursuant to Rule 144 under the 1933 Act, during the fourteen (14) days prior to, and during the 180-day period beginning on, the effective date of such registration statement (except as part of such Registration).

Section 2.8            Participation in Registrations.  No Holder may participate in any Registration hereunder unless such Holder (x) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (y) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

Section 2.9            Remedies.  Virgo shall have the right and remedy to have the provisions of Sections 2.1 and 2.2 specifically enforced by any court having jurisdiction in the event that the Company breaches such provisions, and the Company shall reimburse Virgo for the reasonable costs of the expenses for counsel for Virgo incurred in connection with such proceeding.

ARTICLE III
Miscellaneous

Section 3.1.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or facsimile, or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

if to the Company, to:

Palm Harbor Homes, Inc.
15303 Dallas Parkway, Suite 800
Addison, Texas 75001-4600
Attn:  Ms. Kelly Tacke
Facsimile: (972) 764-9018

with a copy to (which copy shall not constitute notice):

Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attn:  Gina E. Betts, Esq.
Facsimile: (214) 756-8515:

if to Virgo, to:

Virgo-Sierra, LP
667 Madison Avenue, F1 11
New York, New York 10065
Attn:  Bob Racusin
Facsimile:  (646) 619-4035

Virgo-Redwood, LP
667 Madison Avenue, F1 11
New York, New York 10065
Attn:  Bob Racusin
Facsimile:  (646) 619-4035

Virgo-Willow, LP
667 Madison Avenue, F1 11
New York, New York 10065
Attn:  Bob Racusin
Facsimile:  (646) 619-4035

Virgo-Magnolia, LP
667 Madison Avenue, F1 11
New York, New York 10065
Attn:  Bob Racusin
Facsimile:  (646) 619-4035

with a copy to (which copy shall not constitute notice):

Morrison & Foerster LLP
425 Market Street
San Francisco, California  94105
Facsimile:  (415) 268-7522
Attention:  Robert Townsend, Esq.

Section 3.2.          Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, transferees and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement, the other Holders, if any, and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

Section 3.3.         Waiver.  Any party hereto may, by written notice to any other party (x) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement to the extent that such obligations or other actions are due to the party giving notice; (y) waive compliance with any of the conditions or covenants of such other party contained in this Agreement to the extent that such conditions or covenants relate to the party giving notice; and (z) waive or modify performance of any of the obligations of such other party under this Agreement to the extent that such obligations are due to the party giving notice.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  Neither the waiver by any party hereto of a breach of any provision hereof or any preceding or succeeding breach nor the failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder nor shall it be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

Section 3.4.         Amendments.  No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the Company and the Holders of a majority of the Registrable Securities.  Any such amendment or modification in respect of this Agreement executed by or on behalf of the Holders shall bind each other Holder, if any, to the terms and conditions thereof.  The Company agrees that all holders of Registrable Securities shall be notified by the Company in advance of any proposed amendment or modification of this Agreement, but failure to give such notice shall not in any way affect the validity of any such amendment or modification.  In addition, promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment or modification which has been adopted to all holders of Registrable Securities then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment or modification.

Section 3.5.         Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or Virgo (other than by Virgo in connection with, and in compliance with the terms and conditions of, a transfer, in whole or in part, of the Registrable Securities), or any transferee of the foregoing.  Any assignment in violation of this Section 3.5 shall be void and of no force or effect.

Section 3.6.         Governing Law.  This Agreement, and any dispute arising out of, relating to or in connection with this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the Sate of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 3.7.         Attorney Fees.  Subject to Section 2.5.2, a party found by a court of competent jurisdiction in a final, non-appealable order, to be in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties hereto from and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other parties by reason of the enforcement and protection of their rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other parties may be entitled.

Section 3.8.          Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 3.9.         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 3.10.       Entire Agreement.  This Agreement and the instruments referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein.  This Agreement and the instruments referenced herein supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date first written above.

PALM HARBOR HOMES, INC.

By:	/s/ Larry Keener
Name: Larry Keener
Title: President and Chief Executive Officer

VIRGO-SIERRA, LP

By:	Virgo Investment Group, LLC, its General Partner

	By:	/s/ Jesse Watson
Name: Jesse Watson
Title: Managing Member

VIRGO-REDWOOD, LP

By:	Virgo Investment Group, LLC, its General Partner

	By:	/s/ Jesse Watson
Name: Jesse Watson
Title: Managing Member

VIRGO-WILLOW, LP

By:	Virgo Investment Group, LLC, its General Partner

	By:	/s/ Jesse Watson
Name: Jesse Watson
Title: Managing Member

[Registration Rights Agreement Signature Page]

VIRGO-MAGNOLIA, LP

By:	Virgo Investment Group, LLC, its General Partner

	By:	/s/ Jesse Watson
Name: Jesse Watson
Title: Managing Member